Exhibit 10.44

Adjustment to Calculation of EBITDA Applicable to Executive Bonus Awards

On February 6, 2008, the Compensation Committees and Boards of Directors of EPL Intermediate, Inc. and El Pollo Loco, Inc. (together, the “Company”) approved an adjustment in the calculation of incentive bonuses for management level employees, including executive officers. For all employees, including executive officers, who participate in an incentive bonus plan which is based on the Company’s achievement of budgeted EBITDA, the actual EBITDA amount for fiscal years 2007 and 2008 will include expenses related to the Company’s litigation involving El Pollo Loco S.A. de C.V. and Arch Insurance Company.